Exhibit 99.1

Retirement Agreement

This Retirement Agreement (“Agreement”) is entered into by and between Equity Residential (the “Company”) and Gerald A. Spector (the “Executive”) as of October 30, 2007.

Witnesseth:

Whereas, the Executive is currently Executive Vice President/Chief Operating Officer of the Company and a member of the Company’s Board of Trustees.

Whereas, the Executive has voluntarily, without any inducement or coercion by the Company, elected to retire as an officer of the Company effective December 31, 2007 (the “Retirement Date”).

Whereas, the Company desires to recognize the Executive’s continuing value to the Company by appointing him Vice Chairman of its Board of Trustees effective January 1, 2008.

NOW THEREFORE, the Company and the Executive agree as follows:

1.               The Executive resigns from his position as Executive Vice President/Chief Operating Officer of the Company and as a director, officer and employee of all subsidiaries of the Company effective as of the Retirement Date. Contemporaneously herewith, the Company’s Board of Trustees has appointed the Executive as its Vice Chairman effective as of January 1, 2008.

2.               The Executive will remain eligible for a cash bonus and long-term compensation grant for services performed during 2007 based on the normal year-end evaluation process in effect for the Company’s executive officers. The Executive shall receive no severance in connection with his retirement and change in responsibilities.

3.               The Executive will remain eligible for all the retirement benefits under the Company’s Share Incentive Plan and his employment and retirement related agreements, subject to his not voluntarily leaving the Board prior to age 62.

4.               The Amended and Restated Change in Control/Severance Agreement entered into between the Company and the Executive dated November 15, 2001 is hereby null and void, and the Executive acknowledges that he has no claims of any kind or nature as of the date hereof against the Company or its subsidiaries, trustees, employees and affiliates.

In Witness Whereof, this Agreement has been executed as of the above date.

Equity Residential

By: /s/ David J. Neithercut                                                 By: /s/ Gerald A. Spector

David J. Neithercut,                                                             Gerald A. Spector

Chief Executive Officer/President                                      Executive